SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549



                              FORM 11-K


(Mark One)

 X   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
- - - - --- EXCHANGE ACT OF 1934 (FEE REQUIRED) for the fiscal year ended December 31, 1993, or

     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
- - - - ---  EXCHANGE ACT OF 1934 (NO FEE REQUIRED) for the transition period from
                                    to                               .
     ------------------------------    ------------------------------



                    COMMISSION FILE NUMBER 1-9498.

               A.  Allegheny Ludlum Retirement Savings Plan

               B.  Allegheny Ludlum Corporation
                   1000 Six PPG Place
                   Pittsburgh, Pennsylvania  15222































                    EXHIBIT INDEX APPEARS ON PAGE 5
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                    ANNUAL REPORT ON FORM 11-K
           FOR THE ALLEGHENY LUDLUM RETIREMENT SAVINGS PLAN
              FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993


Pursuant to the section of the General Instructions to Form 11-K entitled "Required Information," the Annual Report on Form 11-K for the fiscal year ended December 31, 1993, consists of the audited financial statements of the Allegheny Ludlum Retirement Savings Plan (formerly known as the Allegheny Ludlum Planned Savings Plan) for the fiscal year ended December 31, 1993, and the related schedules thereto. The Allegheny Ludlum Retirement Savings Plan is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and in accordance with Item 4 of the section of the General Instructions to Form 11-K entitled "Required Information," the financial statements and schedules furnished herewith have been prepared in accordance with the financial reporting requirements of ERISA, in lieu of the requirements of Item 1-3 of that section of the General Instructions.








































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
                    Audited Financial Statements

                              for the

               Allegheny Ludlum Retirement Savings Plan

                                for

                Years ended December 31, 1993 and 1992
                  with Report of Independent Auditors

                 have been filed under cover of Form SE
                  pursuant to General Instruction E of
                   Form 11-K and Reg. Section 232.311.













































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
                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Personnel and Compensation Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   ALLEGHENY LUDLUM RETIREMENT
                                        SAVINGS PLAN


Date:  June 10, 1994                    By:   /s/ Bruce A. McGillivray

                                        ------------------------------
                                        Bruce A. McGillivray
                                        Plan Administrator










































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
                              EXHIBIT INDEX
                              -------------


The following exhibit is filed as part of this Annual Report on Form
11-K:



Exhibit No.
- - - - ----------

      24            Consent of Independent Auditors














































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